INDEPENDENT AUDITORS' CONSENT
                         -----------------------------

We consent to the incorporation by reference in the Registration Statement on Form S-3 of SM&A Corporation, as amended by Pre-Effective Amendment No. 1, of our report on our audits of the consolidated financial statements of Decision-Science Applications, Inc. and Subsidiary for the years ended January 31, 1998, 1997, and 1996, dated April 13, 1998, appearing in the Current Report on Form 8-K of SM&A Corporation, filed with the Securites and Exchange Commission on August 21, 1998, as amended by Form 8-K/A, filed with the SEC on October 23, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
May 11, 1999



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